Exhibit 10.42

LETTER AGREEMENT

October 13, 2005

Nhat Ngo

Dear Nhat,

As you know, BriteSmile, Inc. (the “Company”) has retained Piper Jaffrey as its investment banker to explore alternatives to enhance shareholder value. Such alternatives may involve a future sale of (i) all or substantially all of the assets of the Company or (ii) a controlling interest in the outstanding shares of common stock of the Company (a “Sale”).

In order to encourage you to remain in the employment of the Company, the Company has determined that appropriate steps should be taken to provide you a retention bonus (the “Retention Bonus”), a termination payment (the “Termination Payment”) and other benefits (collectively with the Retention Bonus and Termination Payment, the “Total Benefits”) under the circumstances described in this Letter Agreement (the “Agreement”). Accordingly, this Agreement outlines the terms and conditions of the payment to you of the Total Benefits, subject only to court approval in the event that the Company elects to file a bankruptcy proceeding prior to the consummation of a Sale or your termination.

1. Retention Bonus. The Company is willing to pay you a Retention Bonus under one of the circumstances described below. You may be eligible for receipt of one (1) Retention Bonus; you will receive Payment of a Retention Bonus under the first to occur of the circumstances described in (a) or (b) below, but not both:

(a) If a Sale is consummated on or prior to May 5, 2006 (the “Expiration Date”), and if you remain employed by the Company or any of its affiliates to the date of consummation of such Sale (the “Consummation Date”), you shall receive from the Company or its successor a Retention Bonus equal to twenty-five percent (25%) of your annual base salary in effect as of the date of this letter. The Retention Bonus shall be paid in a lump sum cash payment within ten (10) days following the Consummation Date.

(b) In the event that, (i) prior to the Expiration Date, a sale of either the Company’s associated center division or the Company’s center division is consummated and you were employed by the Company on the date such sale is consummated and (ii) if a Sale is consummated on or prior to the Expiration Date and if you are not employed by the Company or any of its affiliates on the date of consummation of such Sale (other than for reasons of Cause (as defined below)), then you shall receive from the Company or its successor a Retention Bonus equal to twenty-five percent (25%) of your annual base salary in effect as of the date your employment with the Company terminated in a lump sum cash payment within ten (10) days following the Consummation Date.

2. Termination of Employment. (a) In the event that, prior to the Expiration Date, a Sale is consummated and as a result of such Sale your employment with the Company and its affiliates is terminated by the Company (including for Constructive Termination but not with New Employment, both as defined below) other than for Cause, then you will receive from the Company or its successor a Termination Payment equal to one month for each full year of employment (with minimum of two months)(the “Termination Payment Severance Period”) multiplied by your monthly base salary in effect as of the Consummation Date. Payment of this Termination Payment will be made in a cash lump sum within ten (10) days following termination of your employment.

(b) In the event that, prior to the Expiration Date, a sale of either the Company’s associated center division or the Company’s center division is consummated and as a result of such sale your employment with the Company and its affiliates is terminated by the Company (including for Constructive Termination but not with New Employment) other than for Cause, and you have not received a Retention Payment under paragraph 1, then you will receive from the Company or its successor a Termination Payment equal to the sum of (i) the Termination Payment Severance Period plus (ii) three (the “Termination Benefit Amount”), multiplied by your monthly base salary in effect as of the date of this letter. Payment of this Termination Payment will be made in a cash lump sum within ten (10) days following termination of your employment.

(c) For purposes of this Agreement “Cause” shall mean (1) your willful and continued failure to substantially perform you duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (2) your willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done;, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(d) For purposes of this Agreement, “Constructive Termination” shall mean (i) a material diminution in your title, (ii) a material diminution in your duties, responsibilities or authority or (iii) the Company headquarters is moved such that your one-way commute is increased by more than 20 miles from its current distance, any of which occur without your prior consent. For purposes of this Agreement, “New Employment” shall mean employment by the purchaser of the Company’s associated center division and/or the Company’s center division following termination by the Company.

3. Other Benefits. Following your termination pursuant to paragraph 2(a) or 2(b), the Company will provide, at its expense, continuation of medical, dental and vision coverage for you and your current dependents as listed on your current insurance coverage under the federal law known as COBRA for that number of months which is equal to the Termination Benefit Amount. At the conclusion of the period during which the Company pays for your medical, dental and vision coverage pursuant to the foregoing sentence, you may elect to continue to receive medical, dental and vision coverage under COBRA. However, if you elect to do so, you will tie required to pay the premiums for such coverage.

4. Amendment and Duration of this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach of the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

5. Nontransferability. You shall not have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which you may expect to receive, contingently or otherwise, under this Agreement.

6. No Right to Continued Employment. Neither the execution of this Agreement, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving you the right to be retained in the service of the Company or its successor, and you shall remain subject to discharge to the same extent as if this Agreement had never been executed.

7. Successors. This Agreement shall be binding upon your heirs, executors, administrators, successors and assigns, present and future, and any successor to the Company.

8. Withholding Taxes. All amounts to be paid hereunder shall be paid net of the amount of any taxes that the Company or its successor may be required to withhold therefrom in respect of any federal, state, local or other income or other taxes.

9. Governing Law. This Agreement shall be governed by the laws of the State of Utah without giving effect to its principles of conflict of laws.

10. Confidentiality. All payments described herein are conditioned on you maintaining complete confidentiality of the engagement by the Company of investment bankers and other professionals to assist the Company in respect of the Sale, the process of conducting and concluding the Sale and the terms of this Agreement.

If you understand and agree with the terms and conditions of this Agreement, please sign below and return a copy of this Agreement to Julian Feneley. We thank you for your continued loyal and valued services on the Company’s behalf.

BriteSmile, Inc.

By:
Title:	President

Nhat Ngo

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